UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2007 (May 23, 2007)

VERINT SYSTEMS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-49790	11-3200514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 962-9600

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Credit Facility

On May 25, 2007, Verint Systems Inc. (the “Company”) entered into a credit agreement with certain lenders (the “Lenders”) and Lehman Commercial Paper Inc., as administrative agent for the Lenders (in such capacity, the “Administration Agent”) (the “Credit Agreement”), term loan borrowings under which were used, along with the proceeds from the equity financing described below and cash on hand, to pay the consideration for the acquisition by the Company of Witness Systems, Inc., a Delaware corporation (“Witness”). The acquisition was completed on May 25, 2007 through the merger (the “Merger”) of a wholly owned subsidiary of the Company (“Merger Sub”) with and into Witness.

The Credit Agreement provides for $675 million of secured senior credit facilities, of which $650 million is a seven-year term loan facility (maturing May 25, 2014) and $25 million is a six-year revolving credit facility (maturing May 25, 2013), subject to increase (up to a maximum amount of $50 million) and reduction from time to time according to the terms of the Credit Agreement. Amounts borrowed under the revolving credit facility may be borrowed, repaid and reborrowed until the maturity date thereof. Amounts borrowed and repaid under the term loan may not be reborrowed. The revolving credit facility was not drawn on in connection with the Merger.

Loans initially will bear interest, payable quarterly or, if earlier, at the end of any interest period, at a per annum rate of either, at the Company’s election, (a) a margin of 1.75% plus the higher of (i) prime and (ii) the federal funds rate plus 0.50% or (b) a margin of 2.75% plus LIBOR. If the Company has not delivered to the Administrative Agent by the nine and fifteen month anniversaries of the date of the Credit Agreement certain audited financial statements and received corporate ratings from S&P and Moody’s, the applicable margin will increase by 0.25% on each such date. After delivery of such financials and receipt of such ratings, the applicable margin will be determined by reference to the Company’s corporate ratings from S&P and Moody’s, with a range from 1.00% to 1.75% in the case of prime-based loans and from 2.00% to 2.75% in the case of LIBOR-based loans. The Company has agreed to pay a commitment fee, with respect to undrawn availability under the revolving credit facility, payable quarterly, at a rate of 0.50% per annum, and customary administrative agent fees and fees in respect of letters of credit.

The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s domestic subsidiaries, and secured by a security interest in substantially all assets of the Company and the guarantor subsidiaries, subject to certain exceptions detailed in the Credit Agreement and related ancillary documentation.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to indebtedness, liens, nature of business, investments and loans, distributions, acquisitions, dispositions of assets, sale-leaseback transactions and transactions with affiliates. The covenants permit the Company to use proceeds of the term loans to finance a portion of the Company’s acquisition of Witness and related costs and expenses and to use the proceeds of the revolving loans for general corporate purposes. The Credit Agreement also contains a financial covenant that requires the Company to maintain, on a consolidated basis, a Consolidated Total Debt to Consolidated EBITDA (each as defined in the Credit Agreement) leverage ratio of, initially, less than or equal to 6.00 to 1.00, with such required ratio decreasing over the term of the Credit Agreement to 2.00 to 1.00. The limitations imposed by the covenants are subject to a number of important exceptions.

The Credit Agreement provides for customary events of default with corresponding grace periods, including failure to pay any principal or interest when due, failure to comply with covenants, any representation or warranty made by the Company proving to be inaccurate in any material respect, defaults under certain other indebtedness of the Company or its subsidiaries, a change in control of the Company (as defined in the Credit Agreement), and certain insolvency or receivership events affecting the Company or its significant subsidiaries. Upon an event of default, all obligations of the Company owing under the Credit Agreement may be declared immediately due and payable, and the Lenders’ commitments to make loans under the Credit Agreement may be terminated. Upon certain events of default related to insolvency and receivership, the commitments of the Lenders to make loans under the Credit Agreement automatically terminate and all outstanding obligations of the Company become immediately due and payable.

Certain of the Lenders party to the Credit Agreement, and their respective affiliates, have performed, and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expense reimbursements.

The foregoing description of the Credit Agreement and related matters, including the covenants and events of default, is not complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Equity Financing

On May 25, 2007, the Company entered into the Securities Purchase Agreement (the “Securities Purchase Agreement”), by and between the Company and Comverse Technology, Inc. (“Comverse”), its majority stockholder, pursuant to which Comverse purchased, in cash, an aggregate of 293,000 shares of the Company’s Series A Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”), at an aggregate purchase price of $293 million. Proceeds from the issuance of the Convertible Preferred Stock were used, together with the proceeds of the term loan under the Credit Agreement described above and cash on hand, to finance the consideration for the Merger. The terms of the Convertible Preferred Stock are set forth in the Certificate of Designation, Preferences and Rights (the “Certificate of Designation”) approved by the Board of Directors of the Company in accordance with Article Fourth, Clause (c) of the Company’s Amended and Restated Certificate of Incorporation.

The Convertible Preferred Stock was issued at purchase price of $1,000 per share and ranks senior to the Company’s common stock. The Convertible Preferred Stock has an initial Liquidation Preference, equal to the purchase price of the Convertible Preferred Stock, or $1,000 per share. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of the Convertible Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders of the Company, before any distribution of assets is made on the Company’s common stock, an amount equal to the Liquidation Preference, as then in effect, of the Convertible Preferred Stock, plus accrued and unpaid dividends.

Cash dividends on the Convertible Preferred Stock are cumulative and are paid quarterly at the rate of 4.25% per annum per share on the liquidation preference in effect at such time; provided, however, that beginning with the first quarter after the interest rate initially applicable to the term loan under the Credit Agreement has been reduced by 50 basis points or more, as described above under “- Credit Facility,” the dividend rate will be reset to 3.875% per annum. If any shares of Convertible Preferred Stock are sold by Comverse to third-party investors prior to the time that the interest rate applicable to the term loan under the Credit Agreement has been reset, the dividend rate applicable to the shares of Comverse Preferred Stock sold to such third-party investors will be fixed at 4.625%, and will not reset. If the Company determines that it is prohibited from paying cash dividends on the Convertible Preferred Stock under the terms of its then-existing debt instruments, the Company may elect to make such dividend payments in shares of its common stock, which common stock will be valued at 95% of the volume weighted average price of such common stock for each of the five consecutive trading days ending on the second trading day immediately prior to the record date for such dividend.

The Convertible Preferred Stock does not have voting or conversion rights until the underlying shares of common stock are approved for issuance by a majority vote of the Company’s stockholders. Once the underlying shares of common stock are so approved for issuance, each holder of Convertible Preferred Stock will be entitled to a number of votes in respect of the Convertible Preferred Stock owned by it equal to the number of shares of Company common stock into which such holder’s Convertible Preferred Stock would be convertible at the Conversion Rate (as defined below) in effect on the date the Convertible Preferred Stock is issued to Comverse (the “Issue Date”). Following receipt of stockholder approval for the issuance of the underlying shares, each share of Convertible Preferred Stock will be convertible at the option of the holder thereof into a number of shares of Company common stock equal to the liquidation preference then in effect divided by the conversion price then in effect, which will initially be set at $32.66 (as may be adjusted from time to time, the “Conversion Rate”). The

Company may redeem all, but not less than all, of the Convertible Preferred Stock at its option, at any time on or after the second anniversary of the Issue Date, but only if the closing sale price of the common stock immediately prior to such conversion equals or exceeds the conversion price then in effect by: (i) 150%, on or after the second anniversary of the Issue Date but prior to the third anniversary of the Issue Date, (ii) 140%, on or after the third anniversary of the Issue Date but prior to the fourth anniversary of the Issue Date, and (iii) 135%, on or after the fourth anniversary of the Issue Date. Upon a fundamental change, as defined in the Certificate of Designation, and subject to certain exceptions, holders of Convertible Preferred Stock will have the right to require the Company to purchase the Convertible Preferred Stock for 100% of the liquidation preference then in effect.

Comverse may sell the Convertible Preferred Stock starting six months after the closing of the Merger in either private or public transactions. Commencing 180 days after the Company is again in compliance with its SEC reporting requirements, and provided that the underlying shares of Company common stock have been approved for issuance by the Company’s common stockholders, Comverse will have demand and customary piggyback registration rights with respect to the Convertible Preferred Stock.

The foregoing descriptions of the Securities Purchase Agreement, the Certificate of Designation, and the rights, preferences and privileges of the Convertible Preferred Stock, is not complete and such descriptions are qualified in their entirety by reference to the Securities Purchase Agreement and Certificate of Designation, which are filed hereto as Exhibits 10.2 and 4.1, respectively, and incorporated herein by reference.

Item 2.01	Completion of Acquisition.

On May 25, 2007, the Merger was consummated. Under the terms of the Agreement and Plan of Merger, dated February 11, 2007, among the Company, Merger Sub and Witness, each outstanding share of Witness common stock was converted into the right to receive $27.50 in cash, less applicable withholding taxes (if any). In addition, upon consummation of the Merger, outstanding vested options to purchase Witness common stock were converted into a right to receive a cash payment, and unvested options to purchase Witness common stock were assumed by the Company and converted into options to purchase Company common stock. The aggregate merger consideration paid to consummate the transaction was approximately $950 million, net of cash acquired; approximately $650 million of which was financed by proceeds of the term loan under the Credit Agreement described in Item 1.01 above, approximately $293 million of which was financed with proceeds from the Equity Financing described in Item 1.01 above and from available cash at the Company and Witness.

A copy of the press release issued by the Company announcing the completion of the Merger, is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of Direct Financial Obligation.

See the disclosure contained in Item 1.01 above related to the Credit Facility, which is incorporated by reference herein.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 23, 2007, the NASDAQ Stock Market LLC filed a Form 25 with the Securities and Exchange Commission (“SEC”), notifying the SEC of its intention to remove the common stock of Verint Systems Inc. (the “Company”) from listing and registration on The NASDAQ Global Market effective at the opening of business on June 4, 2007, pursuant to Rule 12d2-2(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because the Company is not in compliance with the NASDAQ continued listing requirement set forth in Marketplace Rule 4310(c)(14). NASDAQ Marketplace Rule 4310(c)(14) requires the Company to make on a timely basis all filings with the SEC, as required by the Exchange Act.

As previously disclosed on a Form 8-K filed by the Company on January 31, 2007, the Company’s common stock was suspended from trading on The NASDAQ Global Market effective as of the opening of business on February 1, 2007. The Company’s common stock has been quoted on the Pink Sheets under the trading symbol (VRNT or VRNT.PK) since February 1, 2007. Information about the Pink Sheets can be found at its Internet web site www.pinksheets.com.

The Company is committed to regaining compliance with all NASDAQ filing requirements and obtaining relisting of its common stock on The NASDAQ Global Market in a timely manner.

Item 3.02	Unregistered Sales of Equity Securities.

See the disclosure contained in Item 1.01 above related to the Equity Financing, which is incorporated by reference herein. The shares of Convertible Preferred Stock described above under Equity Financing under Item 1.01 were sold by the Company to Comverse for cash pursuant to the exemption from the registration requirements afforded by Section 4(2) of the Securities Act of 1933, as amended.

Item 3.03.	Material Modifications to Rights of Security Holders.

On May 24, 2007, in connection with the issuance of the Convertible Preferred Stock to Comverse, the Company filed with the Secretary of State of the State of Delaware the Certificate of Designation. As a result of certain rights and preferences of the Convertible Preferred Stock set forth in the Certificate of Designation, the rights of the holders of the Company’s common stock have been qualified in certain respects. The Convertible Preferred Stock has certain dividend, voting, liquidation and conversion rights more fully described in the disclosure contained in Item 1.01 above related to the Equity Financing and which is incorporated by reference herein. In addition, because of the convertible nature of the Convertible Preferred Stock, holders of the Company’s common stock may have their respective ownership interests diluted should the Convertible Preferred Stock be converted into shares of common stock following approval of the issuance of such shares of common stock by the Common Stockholders. The foregoing description of the Certificate of Designation, and the rights, preferences and privileges of the Convertible Preferred Stock, is not complete and such descriptions are qualified in their entirety by reference to the Certificate of Designation, which is filed hereto as Exhibit 4.1 and incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 24, 2007, the Company filed with the Secretary of State of the State of Delaware the Certificate of Designation in connection with the issuance of the Convertible Preferred Stock. Pursuant to the Certificate of Designation, the Company designated 293,000 shares of authorized preferred stock as Convertible Preferred Stock. Upon filing, the Certificate of Designation became a part of the Company’s Amended and Restated Certificate of Incorporation in accordance with Section 151(g) of the Delaware General Corporation Law. The Certificate of Designation sets forth the voting powers, designation, preferences, limitations, restrictions and relative rights of the Convertible Preferred Stock. The rights of the holders of the Convertible Preferred Stock are described in the disclosure contained in Item 1.01 above related to the Equity Financing, which is incorporated by reference herein. The foregoing description of the Certificate of Designation, and the rights, preferences and privileges of the Convertible Preferred Stock, is not complete and such descriptions are qualified in their entirety by reference to the Certificate of Designation, which is filed hereto as Exhibit 4.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business acquired.

The unaudited consolidated balance sheets, statement of operations, and statement of cash flow of Witness as of March 31, 2007 contained in the Form 10-Q filed by Witness on May 8, 2007 and the consolidated balance sheets, statement of operations, consolidated statements of shareholders’ equity and comprehensive income and statement of cash flow of Witness for each of the three years in the period ended December 31, 2006 contained in the Form 10-K filed by Witness on April 2, 2007 are incorporated by reference herein.

(b)	Pro Forma Financial Information.

If available, the pro forma financial information that is required pursuant to this Item 9.01(b) will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(d)	Exhibits.

The following exhibits are furnished herewith:

Exhibit Number	Description
4.1	Certificate of Designation, Preferences and Rights.

4.2	Registration Rights Agreement, by and between the Company and Comverse Technology, Inc., dated May 25, 2007.

Exhibit Number	Description

10.1	Credit Agreement dated as of May 25, 2007 among the Company, as Borrower, the Lenders as parties thereto and Lehman Commercial Paper Inc., as Administrative Agent.

10.2	Securities Purchase Agreement, by and between the Company and Comverse Technology, Inc., dated May 25, 2007.

99.1	Press Release of Verint Systems Inc., dated May 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verint Systems Inc.
Date: May 29, 2007
	By:	/s/ Peter Fante
	Name:	Peter Fante
	Title:	General Counsel

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Designation, Preferences and Rights.

4.2	Registration Rights Agreement, by and between the Company and Comverse Technology, Inc., dated May 25, 2007.

10.1	Credit Agreement dated as of May 25, 2007 among the Company, as Borrower, the Lenders as parties thereto and Lehman Commercial Paper Inc., as Administrative Agent.

10.2	Securities Purchase Agreement, by and between the Company and Comverse Technology, Inc., dated May 25, 2007.

99.1	Press Release of Verint Systems Inc., dated May 29, 2007.